                                                               Exhibit 10.(i)(a)

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


               AGREEMENT, made as of March 22, 2002, by and between Sterling Bancorp, a New York corporation (the "Company"), and Louis J. Cappelli ("Executive").

                                 R E C I T A L S

               WHEREAS, Executive serves as the Chairman of the Board of Directors (the "Board") and Chief Executive Officer ("CEO") of the Company, pursuant to an employment letter, dated February 19, 1993, (as amended on February 14, 1995, February 8, 1996, February 28, 1997, February 19, 1998, May 22, 1998, March 9, 1999, February 24, 2000 and February 26, 2001) (the
"Letter");

               WHEREAS, the Company and the Executive desire to further amend the Letter and embody the terms of Executive's continuing employment in this Amended and Restated Employment Agreement;

               NOW, THEREFORE, it is hereby agreed by and between the parties as follows:

         1. Term. Subject to earlier termination of Executive's employment hereunder in accordance with the provisions of Section 4 hereof, the Company will continue to employ Executive as its CEO and Chairman, through December 31, 2006 (the "Term"); provided that the Term will be automatically extended thereafter for successive periods of one year, unless at least 60 days prior to the expiration of the then current Term, either party will give written notice to the other of the intention not to extend the Term.

         2. Duties, Responsibilities, Conditions of Employment. During the Term, Executive

                  (a) will serve as a director and Chairman of the Board and CEO of the Company, a director and Chairman of the Board of the Company's subsidiary, Sterling National Bank (the "Bank") and may also be a director and Chairman of the Board and chief executive officer of any or all of the Company's other subsidiaries (the "Subsidiaries"); and will have all authority and responsibility Executive now has or may hereafter be given consistent with these positions.

                  (b) will be entitled to office, secretarial, transportation and other facilities and vacations, medical, and other benefits and conditions of employment consistent with Executive's position and on a basis at least as favorable as heretofore provided to Executive.

                                                               Exhibit 10.(i)(a)


         3. Compensation and Benefits.

                  (a) During the Term, Executive's annual base salary (the "Base Salary") will be $651,924 per year, payable in regular installments in accordance with the Company's practice for its executives. The Base Salary will be increased effective as of each January 1 during the Term by multiplying the rate theretofore in effect by 1.05, or if less, but greater than 1.0, by a fraction of which (x) the numerator is the Consumer Price Index for All Items Urban Consumers - (CPI-U) New York-Northeastern New Jersey-Long Island, NY-NJ-CT-PA (the "Index") prepared by the Bureau of Labor Statistics of the United States Department of Labor (or if the Index is not then being published, the most nearly comparable successor index) for the December immediately preceding such date and (y) the denominator is the Index for the preceding December.

         Furthermore, the Base Salary shall be subject to additional increases as and when determined by the Board (or the Compensation Committee of the Board), in its sole discretion.

                  (b) During the Term, Executive shall have the opportunity to earn an annual bonus (the "Bonus") for each calendar year based upon such performance measures and other criteria as may be set by the Company's Board of Directors (or the Compensation Committee of the Board) in consultation with the Executive prior to or shortly after the beginning of each such year.

                  (c) During the Term, Executive will be entitled to participate in any stock option, stock ownership, stock incentive or other stock plan, profit-sharing, retirement and substitute benefit plans, life, health insurance plans and other benefit plans, which are made available to executives of the Company, the Bank and the Subsidiaries generally.

                  (d) Executive will be entitled to reimbursement for Executive's ordinary and necessary business expenses, membership and use of clubs (as a source of business origination for the Company), and travel and entertainment incurred in the performance of services hereunder. Executive will provide the Company with documentation of such expenses in accordance with its normal practices. The Company will provide Executive with the use of a luxury automobile (new every two years) and a driver for business use (including insurance, maintenance, gasoline and incidental expenses) pursuant to terms and conditions no less favorable to Executive than those in effect on the date hereof.

         4. Termination of Employment.

                  (a) Termination in Case of Disability or Death.

                      (i) In case of Executive's "Disability," which for this purpose will mean that, as a result of illness or injury, Executive is unable substantially to perform his duties hereunder for a period of six consecutive months, the Company (by authority of a resolution adopted by a majority of the

                                                               Exhibit 10.(i)(a)


         directors in office) may terminate Executive's employment hereunder by giving Executive at least 10 days' written notice of termination.

                      (ii) In the event of Executive's death during the Term hereof, Executive's employment hereunder will terminate.

                  (b) Termination Following a Change of Control.

             In the event of a "Change of Control" (as defined in Schedule A hereto) Executive may for any reason or for no reason terminate Executive's employment within 13 months following the Change of Control. Such termination may be effected by Executive giving to the Company a Notice of Termination which complies with Section 6 hereof at any time within such 13 month period, and any such termination shall be deemed to be a termination by Executive for Good Reason.

                  (c) Termination for Good Reason. Upon the occurrence of an event of "Good Reason" (as defined in Schedule B hereto), Executive may terminate Executive's employment because of such occurrence, by giving to the Company a Notice of Termination which complies with Section 6 hereof setting forth in such Notice the specific event of Good Reason that is the basis of such termination.

                  (d) Termination without Good Reason. Executive may terminate Executive's employment without Good Reason by giving the Company 30 days advance written Notice of Termination which complies with Section 6 hereof.

                  (e) Termination by the Company for Cause.

                           (i) The Company may terminate Executive's employment for Cause (as defined below) upon compliance with the provisions of this Section 4(d).

                           (ii) "Cause" will mean

                                    (A) Executive's deliberate and continued
         failure to perform substantially Executive's duties with the Company, other than as a result of Executive's incapacity due to illness or injury as set forth in a written opinion by Executive's personal physician, after a demand for substantial performance is delivered to Executive; or

                                    (B) the deliberate engaging by Executive in
         illegal or gross misconduct which is demonstrably and materially injurious to the Company, monetarily or otherwise.

               No act, or failure to act, on Executive's part shall be considered "deliberate" unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that such action or omission was in the best interests of the Company.

                                                               Exhibit 10.(i)(a)


                           (iii) Termination for Cause will be effected only if
                  (i) the Company has delivered to Executive a copy of a Notice of Termination which complies with Section 6 hereof and which gives Executive, on at least five business days' prior notice, the opportunity, together with Executive's counsel, to be heard before the Board and (ii) the Board (after such notice and opportunity to be heard), adopts a resolution concurred in by three-quarters of all of the directors of the Company then in office, including at least two-thirds of all of the directors who are not officers of the Company, that in the good faith opinion of the Board Executive were guilty of conduct set forth above in Section 4(d)(ii)(A) or Section 4(d)(ii)(B), and specifying the particulars thereof in detail.

                  (f) Termination without Cause. The Company may terminate Executive's employment without Cause by giving Executive 30 days advance written Notice of Termination which complies with Section 6 hereof.

         5. Payments to Executive Upon Termination of Employment.

             (a) General. Upon any termination of Executive's employment, the Company shall pay or provide to Executive (or Executive's beneficiary or estate, if and as applicable) all compensation or benefits due or accrued for the period prior to the "Date of Termination," as defined in Section 6 ("Accrued Amounts").

             (b) For Cause; Without Good Reason. Upon termination of Executive's employment by the Company for Cause or by the Executive without Good Reason, the Company will have no further obligations to Executive hereunder, except for the Accrued Amounts.

             (c) Disability. In the event of the termination of Executive's employment due to Executive's Disability, the Company will pay Executive monthly for each of the six successive months following such termination a disability benefit of an amount equal to 50% of Executive's monthly base salary. The term "monthly base salary" as used in this Section 5 shall mean a monthly pro-ration of the Base Salary.

             (d) Death. In the event of the termination of Executive's employment due to Executive's death, the Company will pay Executive's monthly base salary to Executive's estate until the expiration of a period of six successive months immediately following such termination.

             (e) Change in Control; Good Reason; without Cause. In the event of the termination Executive's employment hereunder by the Executive in connection with a Change in Control pursuant to Section 4(b) hereof or for Good Reason, or by the Company other than for Cause or due to Executive's Disability (any of the foregoing being hereinafter referred to as a "Covered Termination"), then:

                          (i) the Company shall continue to pay the Executive's
             Base Salary during the "Post-Termination Period" (as defined in
             Section 5(i)); provided that following a Change in Control the Base Salary that would be

                                                               Exhibit 10.(i)(a)

             payable in respect of the Post-Termination Period shall be payable in a lump sum upon Executive's termination.

                          (ii) the Company shall pay Executive a lump sum upon
             Executive's termination in an amount equal to Executive's "Pro Rata Bonus" (as defined in Section 5(i)) for the Post-Termination Period.

                          (iii) Executive will be entitled to the full amount
             which would have been due Executive under any profit-sharing plan, or similar arrangement or other benefit plan, in which Executive was participating prior to the Date of Termination, for the full fiscal year (or other applicable period) during which the termination occurred, without any proration or reduction because of Executive's not being employed during the full year (or other period);

                          (iv) the Company will maintain in full force and
             effect, for Executive's continued sole benefit throughout the Post-Termination Period, all life and health insurance plans in which Executive was entitled to participate immediately prior to the Date of Termination, provided that Executive's continued participation is possible under the general terms and provisions of such plans. If Executive's participation in any such plan is barred for any reason whatsoever, the Company will arrange to provide Executive with benefits substantially similar to those which Executive is entitled to receive under such plan on the same after-tax basis as if such continued participation had been permitted; and

                          (v) the Company will maintain in full force and
             effect, for Executive's continued sole benefit throughout the Post-Termination Period, the club membership and automobile perquisites described in Section 3(d) hereof, excluding any requirement that either such perquisite must be used as a source of business origination or for business purposes.

                  (f) Additional Payments Following a Change in Control. In addition to the foregoing payments and benefits, if a Covered Termination occurs following a Change in Control, Executive shall receive a lump sum payment in an amount equal to the sum of:

                          (i) Three times the Bonus Amount;

                          (ii) The excess, if any, of (A) the present value of
             the benefits to which Executive would be entitled under Company's pension and retirement plans (qualified and nonqualified), if Executive had continued in the employ of the Company for the Post-Termination Period, earning during such period the rate of base salary and bonus in effect as of his Date of Termination, over
             (B) the present value of the benefit to which Executive is actually entitled under such pension and retirement plans as of his Date of Termination;

                          (iii) The present value of the Company contributions
             (including any allocations of securities of the Company) that would have been

                                                               Exhibit 10.(i)(a)

             made under all Company savings programs (qualified and nonqualified), if Executive had continued in the employ of the Company during the Post-Termination Period, earning during such period the rate of base salary and bonus in effect as of his Date of Termination, assuming that the Company would have made the maximum contributions permitted under such savings programs, and assuming, for purposes of determining the amount of any Company matching contributions, that Executive would have contributed the amount necessary to receive the maximum matching contributions available under such savings programs; and

                          (iv) If contributions to the Company's employee stock
             ownership plan (the "ESOP") will continue after the Date of Termination, the value of the allocations that would have been made to Executive under the ESOP, if Executive had continued in the employ of the Company during the Post-Termination Period, determined by multiplying (A) the number of full and partial years in the Post-Termination Period by the number of shares of stock of the Company (or, if applicable, the surviving or successor entity resulting from the Change the Control) allocated to the Executive's account under the ESOP for the last full calendar year prior to the Date of Termination by (B) the fair market value of one share of such stock on the Date of Termination.

For purposes of the preceding sentence, "present value" shall be determined as of the Date of Termination and shall be calculated based upon a discount rate equal to the base rate of Sterling National Bank (or any successor) as in effect from time to time without reduction for mortality.

             (g) Anticipatory Termination. Notwithstanding any provision of this Agreement to the contrary, if Executive's employment is terminated prior to a Change in Control and Executive reasonably demonstrates (or the Company agrees) that such termination was effected in connection with, or in contemplation of, the Change in Control, and such Change in Control is consummated, then (i) for purposes of this Agreement, the date immediately prior to such termination of employment or event constituting Good Reason shall be treated as a Change in Control and (ii) for purposes of determining the timing and amount of payments and benefits due to Executive under this Section 5 the date of the actual Change in Control shall be treated as the Date of Termination.

             (h) No Mitigation or Offset. Executive will not be required to mitigate the amount of any payment provided for in this Section 5, by seeking other employment or otherwise, nor will the amount of any payment provided for in this Section 5 be reduced by any compensation earned by Executive in any manner after the Date of Termination.

             (i) Definitions. For purposes of this Agreement, the following definitions will apply:

                                                               Exhibit 10.(i)(a)


                          (i) "Bonus Amount" means the highest annual bonus
             earned by the Executive from the Company (and its affiliates) during the last three completed fiscal years immediately preceding the Executive's Date of Termination;

                          (ii) "Post-Termination Period" means (A) the period
             from the Date of Termination until the date on which the then current term of this Agreement would otherwise (but for the Notice of Termination) have ended by expiration or, (B) following a Change in Control and if longer, the thirty-six month period following the Date of Termination; and

                          (iii) "Pro Rata Bonus" means an amount equal to the
             product of (i) the Bonus Amount, and (ii) a fraction, the numerator of which is the number of days elapsed in the calendar year in which the Date of Termination occurs and the denominator of which is 365.

                  (j) Gross Up.

                      (i) Anything in this Agreement to the contrary
             notwithstanding, in the event it shall be determined that any payment, award, benefit or distribution (or any acceleration of any payment, award, benefit or distribution) by the Company (or any of its affiliated entities) or any entity which effectuates a Change in Control (or any of its affiliated entities) to Executive or for Executive's benefit (whether pursuant to the terms of this Agreement or otherwise determined without regard to any additional payments required under this Section) (the "Payments") would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), or any interest or penalties are incurred by Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Company shall pay to Executive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Executive of all taxes (including any Excise Tax) imposed upon the Gross-Up Payment, Executive shall retain an amount of the Gross-Up Payment equal to the sum of (x) the Excise Tax imposed upon the Payments and (y) the product of any deductions disallowed because of the inclusion of the Gross-up Payment in Executive's adjusted gross income and the highest applicable marginal rate of federal income taxation for the calendar year in which the Gross-up Payment is to be made. For purposes of determining the amount of the Gross-up Payment, Executive shall be deemed to (i) pay federal income taxes at the highest marginal rates of federal income taxation for the calendar year in which the Gross-up Payment is to be made, (ii) pay applicable state and local income taxes at the highest marginal rate of taxation for the calendar year in which the Gross-up Payment is to be made, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes and (iii) have otherwise allowable deductions for federal income tax purposes at least equal to those which could be disallowed because of the inclusion of the Gross-up payment in Executive's adjusted gross income.

                                                               Exhibit 10.(i)(a)


                          (ii) Subject to the provisions of the immediately
             preceding subsection (i), all determinations required to be made concerning the Gross-Up Payment including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determinations, shall be made by the public accounting firm that is retained by the Company as of the date immediately prior to the Change in Control (the "Accounting Firm") which shall provide detailed supporting calculations both to Executive and to the Company within fifteen (15) business days of the receipt of notice from Executive or the Company that there has been a Payment, or such earlier time as is requested by the Company (collectively, the "Determination"). In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, Executive may appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder). All fees and expenses of the Accounting Firm shall be borne solely by the Company and the Company shall enter into any agreement requested by the Accounting Firm in connection with the performance of the services hereunder. The Gross-up Payment with respect to any Payments shall be made no later than thirty (30) days following such Payment. If the Accounting Firm determines that no Excise Tax is payable by Executive, it shall furnish Executive with a written opinion to such effect, and to the effect that failure to report the Excise Tax, if any, on Executive's applicable federal income tax return will not result in the imposition of a negligence or similar penalty. The Determination by the Accounting Firm shall be binding upon Executive and the Company. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the Determination, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment") or Gross-up Payments will be made by the Company which should not have been made ("Overpayment"), consistent with the calculations required to be made hereunder. In the event that Executive thereafter is required to make payment of any Excise Tax or additional Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code) shall be promptly paid by the Company to or for Executive's benefit. In the event the amount of the Gross-up Payment exceeds the amount necessary to reimburse Executive for Executive's Excise Tax, the Accounting Firm shall determine the amount of the Overpayment that has been made and any such Overpayment (together with interest at the rate provided in Section 1274(b)(2) of the Code) shall be promptly paid by Executive(to the extent Executive have received a refund if the applicable Excise Tax has been paid to the Internal Revenue Service) to or for the benefit of the Company. Executive shall cooperate, to the extent Executive's expenses are reimbursed by the Company, with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

                                                               Exhibit 10.(i)(a)


         6. Notices.

            (a) General. For the purposes of this Agreement, notices and all other communications provided for in this Agreement will be in writing and will be deemed to have been duly given when delivered or mailed by certified or registered mail, return receipt requested, postage prepaid, addressed to the respective addresses set forth on the first page of this Agreement (except that all notices to the Company will be directed to the attention of the senior officer of the Company other than Executive, with a copy to the Secretary of the Company), or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address will be effective only upon receipt.

            (b) Notice of Termination. Any purported termination of Executive's employment will be communicated by written Notice of Termination from one party to the other party hereto. For purposes of this Agreement, a "Notice of Termination" will mean a notice which will indicate the specific termination provision in this Agreement relied upon and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive's employment under the provision so indicated. The Notice of Termination also will set forth the effective date on which Executive's employment by the Company terminates (the "Date of Termination"; provided that if Executive's employment with the Company terminates by reason of death, the date of death is the Date of Termination). No purported termination by the Company of Executive's employment will be effective if it is not effected pursuant to a Notice of Termination satisfying the requirements of this
Section 6.

         7. Successors; Binding Agreement.

            (a) The Company will require any purchaser of all or substantially all of the business or assets of the Company, by agreement in form and substance satisfactory to Executive, to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such purchase had taken place. As used in this Agreement, "Company" will mean the Company as hereinbefore defined and any successor to its business or assets which executes and delivers the agreement provided for in this Section 7(a) or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

            (b) This Agreement will inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to Executive's devisee, legatee or other designee or, if there be no such designee, to Executive's estate.

         8. Dispute Resolution. Any dispute arising under this Agreement shall be resolved by the Federal or state courts located in New York City, New York.

                                                               Exhibit 10.(i)(a)

         9. Legal Fees. If any contest or dispute shall arise under this Agreement involving termination of Executive's employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse Executive, on a current basis, for all reasonable legal fees and expenses, if any, incurred by Executive in connection with such contest or dispute (regardless of the result thereof), together with interest in an amount equal to the base rate of Sterling National Bank (or any successor) from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date the Company receives Executive's statement for such fees and expenses through the date of payment thereof by the Company, regardless of whether or not Executive's claim is upheld by a court of competent jurisdiction; provided, however, Executive shall be required to repay any such amounts to the Company to the extent that a court issues a final and non-appealable order setting forth the determination that the position taken by Executive was frivolous or advanced by Executive in bad faith.

         10. Governing Law; Change or Termination. This Agreement will be governed by, and construed in accordance with, the laws of the State of New York applicable to agreements made and to be performed in New York, and may not be changed or terminated orally.

         11. Validity. The invalidity or unenforceability of any provision of this Agreement in any respect will not affect the validity or enforceability of such provision in any other respect or of any other provision of this Agreement, all of which will remain in full force and effect.

         12. Waiver. The failure of a party to insist on strict adherence to any term of this Agreement on any occasion will not be considered a waiver or deprive that party of the right thereafter to insist on strict adherence to that term or any other term of this Agreement. Any waiver must be in writing.


         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                            STERLING BANCORP

                                            By /s/  JERROLD GILBERT
                                               --------------------
                                               EVP




/s/  LOUIS J. CAPPELLI
----------------------
Louis J. Cappelli

                                                                      SCHEDULE A



                         Definition of Change in Control

         For purposes of this Agreement, a "Change in Control" will mean:

                  (A) The acquisition by any individual, entity or group (within the meaning of section 13(d)(3) or 14(d)(1) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of voting securities which together with the beneficial ownership of voting securities theretofore held comprises 20% or more of either (i) the then outstanding common shares of the Company (the "Outstanding Company Common Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions will not constitute a Change in Control: (i) any acquisition directly from the Company (other than acquisition by virtue of the exercise of a conversion privilege), (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i), (ii) and (iii) of subsection (C) of this definition are satisfied; or

                  (B) Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least two-thirds of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the shareholders of the Company, was approved by a vote of at least two-thirds of the Directors then comprising the Incumbent Board will be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulations 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

                  (C) Consummation of a reorganization, merger or consolidation of the Company or the Bank, in each case, unless, following such reorganization, merger or consolidation, (i) more than 60% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in

                                                               Exhibit 10.(i)(a)


         the election of Directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Shares and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding the Company, any employee benefit plan (or related trust) of the Company or such corporation resulting from such reorganization, merger or consolidation) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation, entitled to vote generally in the election of directors and (iii) at least two-thirds of the members of the board of directors of the corporation resulting from such reorganization, merger or consolidation were members of the Incumbent Board at the time of the execution of the initial agreement providing for such reorganization, merger or consolidation; or

                  (D) Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or

                  (E) Consummation of the sale or other disposition of all or substantially all of the assets of the Company or the Bank, other than to a corporation, with respect to which following such sale or other disposition, (A) more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Shares and Outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no person (excluding the Company and any employee benefit plan (or related trust) of the Company or such corporation) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors and (C) at least two-thirds of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale or other disposition of assets of the Company; or

                  (F) There shall be a finding or determination by any regulatory agency having supervisory authority over the Company or the


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
                                                               Exhibit 10.(i)(a)


        Bank or a court of competent jurisdiction that a change in control (as defined in the Change in Bank Control Act) of the Company or the Bank has occurred or such an agency shall approve such a change in control or such a change in control shall have taken place.


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
                                                                      SCHEDULE B



                            Definition of Good Reason

         "Good Reason" will mean, without Executive's express written consent:

                  (A) Executive's being removed, or not being re-elected, as a director, or as Chairman of the Board and CEO of the Company, or as a director or as Chairman of the Board of the Bank, except in connection with termination of Executive's employment by the Company for Cause or Disability or by Executive without Good Reason;

                  (B) Any change in the duties or responsibilities (including reporting responsibilities) of Executive that is inconsistent in any material and adverse respect with Executive's positions(s), duties, responsibilities or status with the Company (including any material and adverse diminution of such duties or responsibilities) or (ii) a material and adverse change in Executive's titles or offices (including, if applicable, membership on the Board) with the Company or its affiliates;

                  (C) A reduction by the Company in Executive's Base Salary, Bonus or Bonus opportunity (including any material and adverse change in the formula for such Bonus or Bonus opportunity) as in effect immediately prior to a Change in Control or as the same may be increased from time to time;

                  (D) Assignment to Executive of any duties or withdrawal from Executive of any authority or change in Executive's condition of employment or benefits inconsistent with Sections 2 or 3 hereof, or any other failure by the Company to comply with any material obligation of the Company under Sections 2 or 3 hereof;

                  (E) The failure of the Company to (i) continue in effect any employee benefit plan, compensation plan, welfare benefit plan or material fringe benefit plan in which Executive is participating immediately prior to a Change in Control or the taking of any action by the Company which would adversely affect Executive's participation in or reduce Executive's benefits under any such plan, unless Executive is permitted to participate in other plans providing Executive with substantially equivalent benefits (at substantially equivalent cost with respect to welfare benefit plans), or (ii) provide Executive with paid vacation in accordance with the most favorable vacation policies of the Company and its affiliated companies as in effect for Executive immediately prior to a Change in Control, including the crediting of all service for which Executive had been credited under such vacation policies prior to a Change in Control;

                                                               Exhibit 10.(i)(a)

                  (F) The Company's requiring Executive to maintain Executive's principal office or conduct Executive's principal activities anywhere other than at the Company's principal executive offices in New York City;

                  (G) Any refusal by the Company to continue to permit Executive to engage in activities not directly related to the business of the Company which Executive was permitted to engage in prior to a Change in Control;

                  (H) Any purported termination of Executive's employment which is not effectuated pursuant to Section 6 (and which will not constitute a termination hereunder);

                  (I) The Company requiring Executive to travel on Company business to an extent substantially greater than the travel obligations of Executive immediately prior to a Change in Control;

                  (J) Failure by the Company to obtain the assumption and agreement to perform this Agreement by any successor as contemplated in
         Section 7(a) hereof; or

                  (K) Delivery of a Notice of Termination by the Company pursuant to Section 4(d)(iii) (except that the delivery of such Notice will be retroactively deemed not to constitute Good Reason if within 60 days thereafter the Board will make the determination described in
         Section 4(c)(iii) (after the opportunity to be heard provided for therein) and such determination will not thereafter be reversed by a final judgment of a court of competent jurisdiction).


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